Exhibit 99.1

Blue Coat Systems Inc. Announces Chief Financial Officer Transition

Blue Coat CEO to Serve as Interim CFO; Executive Search Under Way

SUNNYVALE, Calif., March 26, 2009 – Blue Coat Systems, Inc. (Nasdaq: BCSI), the technology leader in Application Delivery Networking, today announced that Kevin S. Royal will step down from his position as senior vice president and chief financial officer, effective April 10, 2009. Brian M. NeSmith, chief executive officer and president, will serve as interim chief financial officer pending completion of the executive search process to replace Mr. Royal.

Mr. Royal has accepted a position as senior vice president, chief financial officer, treasurer and secretary with Maxwell Technologies, Inc., a developer and manufacturer of energy storage and power delivery solutions headquartered in San Diego, California.

Mr. NeSmith stated, “Blue Coat and its Board of Directors thank Kevin for his service, and for his efforts in guiding us through our strong growth and engagement in new markets over the past four years.”

About Blue Coat Systems

Blue Coat Systems is the technology leader in Application Delivery Networking. Blue Coat offers an Application Delivery Network Infrastructure that provides the visibility, acceleration and security required to optimize and secure the flow of information to any user, on any network, anywhere. This application intelligence enables enterprises to tightly align network investments with business requirements, speed decision making and secure business applications for long-term competitive advantage. For additional information, please visit www.bluecoat.com.

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FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems’ expectations, beliefs, intentions or strategies regarding the future, and including statements regarding the capabilities and expected performance of Blue Coat Systems’ products. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Blue Coat Systems’ business are set forth in Blue Coat Systems’ Form 10-Q for the quarter ended January 31, 2009 and Form 10-K for the year ended April 30, 2008, filed with the Securities and Exchange Commission.

Media Contacts:	Investor Contact:

Steve Schick	Jane Underwood
Blue Coat Systems	Blue Coat Systems
press@bluecoat.com	jane.underwood@bluecoat.com
408-220-2076	408-220-2318

Ben Merritt
Merritt Group (for Blue Coat Systems)
merritt@merrittgrp.com
703-926-0290